WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARY                 EXHIBIT A-1
CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2000                      Page 1
(Thousands)

	Wisconsin Public Service Corporation	WPS Leasing, Inc.	WPS Investments, LLC	Eliminations		Consolidated Balance Sheet
				Debit	Credit

ASSETS
Utility Plant
In service
Electric	$1,683,555	$15,288	$ -	$ -	$ -	$1,698,843
Gas	302,942	-	-	-	-	302,942
Property under capital lease	74,130	-	-	-	-	74,130
Total	2,060,627	15,288	-	-	-	2,075,915
Less - accumulated depreciation	1,266,138	2,811	-	-	-	1,268,949
Net plant	794,489	12,477	-	-	-	806,966
Nuclear decommissioning trusts	207,224	-	-	-	-	207,224
Construction work in progress	64,593	-	-	-	-	64,593
Nuclear fuel - net	16,040	-	-	-	-	16,040
Net Utility Plant	1,082,346	12,477	-	-	-	1,094,823

Current Assets
Cash	4,207	168	-	-	-	4,375
Customer and other receivables, net of reserves	92,061	120	-	-	123	92,058
Accrued utility revenues	56,826	-	-	-	-	56,826
Fossil fuel, at average cost	11,223	-	-	-	-	11,223
Gas in storage, at average cost	21,682	-	-	-	-	21,682
Materials and supplies, at average cost	22,241	-	-	-	-	22,241
Prepayments and other	23,020	-	-	-	-	23,020
Total Current Assets	231,260	288	-	-	123	231,425

Regulatory Assets	72,367	-	-	-	-	72,367
Net Nonutility and Nonregulated Plant	1,168	-	-	-	-	1,168
Pension Assets	62,992	-	-	-	-	62,992
Investments and Other Assets	109,794	-	69,579	-	138,902	40,471
TOTAL ASSETS	$1,559,927	$12,765	$69,579	$ -	$139,025	$1,503,246

CAPITALIZATION AND LIABILITIES
Capitalization
Common stock equity	$ 338,465	$ 476	$69,579	$ 70,055	$ -	$ 338,465
Retained earnings	229,292	(732)	-	-	732	229,292
Preferred stock	51,188	-	-	-	-	51,188
Capital lease obligation	72,955	-	-	-	-	72,955
Long-term debt	283,594	13,476	-	-	-	297,070
Total Capitalization	975,494	13,220	69,579	70,055	732	988,970

Current Liabilities
Current portion of capital lease obligation	630	-	-	-	-	630
Note payable	10,000	-	-	-	-	10,000
Commercial paper	60,000	-	-	-	-	60,000
Accounts payable	166,312	118	-	69,702	-	96,728
Accrued interest and taxes	12,389	-	-	-	-	12,389
Other	14,776	-	-	-	-	14,776
Total Current Liabilities	264,107	118	-	69,702	-	194,523

Long-Term Liabilities and Deferred Credits
Accumulated deferred income taxes	109,597	(573)	-	-	-	109,024
Accumulated deferred investment tax credits	21,946	-	-	-	-	21,946
Regulatory liabilities	42,729	-	-	-	-	42,729
Environmental remediation liability	37,367	-	-	-	-	37,367
Postretirement liabilities	47,267	-	-	-	-	47,267
Other long-term liabilities	61,420	-	-	-	-	61,420
Total Long-Term Liabilities and Deferred Credits	320,326	(573)	-	-	-	319,753
TOTAL CAPITALIZATION AND LIABILITIES	$1,559,927	$12,765	$69,579	$139,757	$ 732	$1,503,246